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                                                                       Exhibit 1

                                 Aquent, Inc.

                    Plan Adopted Pursuant to Rule 10b5-1(c)

                               October 15, 2001

1. Background. The undersigned, Aquent, Inc. ("Aquent"), is party to an Agreement and Plan of Merger (the "Merger Agreement") dated as of October 5, 2001 with Renaissance Worldwide, Inc. ("Renaissance") pursuant to which Renaissance will merge with a wholly owned subsidiary of Aquent, holders of outstanding shares of Renaissance common stock (other than Aquent) will receive $2.00 cash per share and Renaissance will become a wholly owned subsidiary of Aquent. Aquent wishes to purchase shares of Renaissance common stock, no par value per share ("Common Stock") prior to the consummation of the foregoing merger in open market transactions, or in privately negotiated transactions effected over the market or otherwise. Towards that end, Aquent has adopted a plan for the periodic acquisition of shares of Renaissance Common Stock as provided herein. This Plan is intended to qualify under the provisions of Rule 10b5-1(c), as promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

2. Arrangements Regarding Acquisition of Securities. Aquent has arranged hereunder to purchase up to $3,000,000 of shares of Renaissance Common Stock in such open market and privately negotiated transaction effected from time to time prior to the consummation of the merger. Such purchases shall be effected by Brean Murray & Co., Inc., acting as broker on behalf of Aquent (the "Broker"), provided that such purchases shall not be effected a per share price in excess of $1.90 and such purchases, in the aggregate, shall not exceed 3 million shares of Renaissance Common Stock. All purchases pursuant to this Plan shall be executed at whatever price as may be negotiated by the Broker, who has full authority hereunder to consummate such purchases subject to the overall limitations set forth above as to aggregate purchase price, maximum purchase price per share and maximum number of shares. Subject to the foregoing limitations set forth in this Plan, Aquent may not exercise any influence over the Broker as to the timing, amount or price of purchases of Renaissance Common Stock hereunder.

3.   Miscellaneous

3.1 Submission to Issuer and Broker. Aquent has delivered a copy of this Plan to Renaissance and to the Broker. Aquent hereby consents to any filing made by Renaissance of the Broker setting forth or otherwise making publicly available the provisions of this Plan.

3.2 Schedule 13D. It is the intention of Aquent to file a Schedule 13D with respect to its ownership of Renaissance Common Stock if and when required by the Securities Exchange Act of 1934 and to file this Plan as an exhibit to any such filing.

3.3 Amendment. Aquent may amend the provisions of this Plan, provided that any such amendement is made in good faith and at a time that Aquent is not aware of material nonpublic information concerning Renaissance or its securities and provided further that any such amendment is consistent with the provisions of Rule 10b5-1(c). Aquent shall promptly deliver to Renaissance and the Broker a written copy of any such amendment.

4. Duration. This Plan shall remain in effect until the earlier of the consummation of the merger or the termination of the Merger Agreement, unless terminated earlier by Aquent, who shall, in such event provide notice to Renaissance and the Broker in writing of such termination.

     By adopting this Plan, Aquent acknowledges that it has done so in good faith in order to take advantage of the provisions of Rule 10b5-1(c) and is not as of the date of adoption aware of material nonpublic information regarding Renaissance or its securities.

                                        Adopted by:

                                        Aquent, Inc.

                                        /s/ John Chuang
                                        -------------------
                                        By: John Chuang
                                        Title: CEO